SUB-ITEM 77K

CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

The Board of Directors (“Board”), with the approval and recommendation of the Audit Committee, selected Cohen Fund Audit Services (“Cohen”) to replace KPMG, LLP (“KPMG”), as the Tributary Funds, Inc.’s (the “Funds”) independent registered public accounting firm for the Funds’ fiscal year ending March 31, 2016. Throughout the past two fiscal periods through the date of KPMG’s dismissal as auditor of the Funds, the Funds had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG would have caused KPMG to make reference to the disagreement in a KPMG report,  and there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934. With respect to the Funds, KPMG’s audit opinions, including the past two fiscal periods, have not contained either an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the last two fiscal years of the Funds, neither the Funds nor anyone on their behalf has consulted Cohen on items concerning the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion that might be rendered on the Funds’ financial statements, or concerning the subject of a disagreement of the kind described in Item 304(a)(1)(iv) of Regulation S-K or reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.

Registrant has provided a copy of the disclosures contained in this Exhibit 77K to KPMG, prior to the date of filing of this Form N-SAR with the U.S. Securities and Exchange Commission, as required by Item 304(a)(3) of Form S-K.  In addition, the registrant  has requested  that KPMG confirm in a letter  provided to registrant and  addressed  to the  Commission  that  it  agrees  with  the  representations contained in this Exhibit 77K, and KPMG’s  response  addressed to the Commission is also included as Exhibit 77(Q)(1)(f) in this Form N-SAR.